Exhibit 10.41


                               SEPARATION AGREEMENT

          THIS SEPARATION AGREEMENT ("Agreement") is entered into this 25th day of August, 1995 by and between Mr. Grover C. Wrenn (the "Executive"), and Applied Bioscience International Inc., a Delaware corporation ("APBI").

                                    BACKGROUND

          1. The Executive, APBI and ENVIRON INTERNATIONAL CORPORATION (the predecessor to APBI Environment Sciences Group Inc.) ("ENVIRON") are parties to certain agreements, including an Employment Agreement dated September 7, 1990 (the "Employment Agreement") and a Non-competition Agreement dated September 7, 1990 (the "Non-competition Agreement"). Pursuant to the Employment Agreement, the Executive has been employed at various times as the Chief Executive Officer of ENVIRON, the President of APBI and most recently the Chief Executive Officer of APBI.

          2. APBI, ENVIRON and the Executive have agreed that the Executive's services are no longer required on behalf of APBI or ENVIRON. Accordingly, APBI and the Executive have agreed that the Executive will be released from full-time employment duties and responsibilities, as further described herein. During this transition period, APBI and ENVIRON have agreed to continue to make available certain salary, benefits and employment-related perquisites as set forth herein.

          3. This Agreement is intended to memorialize the parties' agreement and understanding with respect to the Executive's separation from APBI.

          1.        Resignation/Employment Continuance.

                    (a) The Executive has resigned from all officer positions with APBI and its affiliates effective as of February 12, 1995 (the "Separation Date"). During the Transition Period (as hereinafter defined), the Executive shall continue to be an employee of APBI, provided that the Executive shall no longer have any full-time employment responsibilities nor any authority on behalf of APBI or its affiliates. The salary and benefits to be paid or made available to the Executive during the Transition Period are set forth in Sections 2 and 3 hereof.

                    (b) The Executive has resigned from his position as a member of the Board of Directors of APBI effective as of April 24, 1995. Effective immediately, the Executive resigns from his position as a member of the various APBI subsidiary board of director seats, if any, that he currently holds. The Executive confirms that he shall no longer be considered APBI's nominee or representative on the board of directors of PACE Incorporated or EnSys Environmental Products, Inc. ("EnSys").

                    (c) As of the Separation Date, the Executive's Employment Agreement has been terminated, except for Article V thereof which shall continue and is hereby modified so that (i) the provisions of Article V shall be extended and shall continue to apply until February 11, 1996, and (ii) the business of EnSys, as currently conducted, shall not be considered as competitive with the business of APBI or its affiliates and accordingly, the Executive's employment by EnSys shall not be deemed a violation of Section 5.1 of the Employment Agreement. Notwithstanding the foregoing, in the event that prior to February 11, 1996 EnSys's current business changes either through an internal expansion into new lines of business or by way of merger, consolidation or otherwise, then the restrictions imposed by Section 5.1. of the Employment Agreement shall continue to apply to the extent that the new business or lines of business are directly or indirectly competitive with the business of APBI or its affiliates. Any time on or after September 7, 1995, the Executive may elect by written notice to APBI to terminate the continuing applicability of Section
5.1 of Article V of the Executive's Employment Agreement and his Non-competition Agreement in which case APBI shall be relieved of any obligations thereafter (i) to make the base salary payments contemplated under Section 2(a) hereof, (ii) to continue to provide the benefits contemplated by Section 3(a) hereof or (iii) to make any further matching contributions pursuant to Section 3(b) hereof.

                    (d) For purposes hereof, the "Transition Period" shall mean the period commencing as of February 12, 1995 and ending as of February 11, 1996.

                    (e) APBI will adhere to a policy of not providing references with respect to the Executive's employment.

          2.        Certain Payments.

                    (a) During the Transition Period, subject to Section 1(c) above, APBI agrees to continue to pay the Executive's current base salary of $250,000 per annum in installments on its regularly scheduled payroll dates.

                    (b) The Executive is entitled to receive a one-time severance payment of $58,241. The Executive acknowledges receipt of $43,841 of such payment with the balance of $14,400 to be paid as of the date hereof. The Executive will not be eligible for any EVA based or other bonuses for calendar year 1994 or any periods thereafter.

                    (c)       All amounts payable under this Section 2 and
Section 3, whether such payment is to be made in cash or in other property, shall be subject to withholding for Federal, state and local income withholding taxes and contributions to the extent appropriate in the determination of APBI and the Executive agrees to report all such amounts as ordinary income on his personal income returns and for all other purposes.

                    (d) Except as set forth herein, and except for reimbursement for expenses incurred by the Executive in accordance with APBI's policies pertaining to business expenses, from and after the Separation Date the Executive shall have no further rights to any payments of any kind from APBI, ENVIRON or any other APBI affiliate, whether characterized as payments for, or in lieu of salary, bonuses, commissions, incentive compensation, vacation, sick leave or otherwise. The Executive will not be entitled to any salary or other payments from APBI after the Transition Period.

                    (e) Subject to Section 1(c) above, all sums due to the Executive hereunder shall be paid without reduction for compensation earned by the Executive in any subsequent employment and shall be payable to the Executive or his estate notwithstanding the Executive's death or disability.

          3.        Benefits.

                    (a) During the Transition Period, subject to Section 1(c) hereof, the Executive shall continue to be entitled to participate in, and to receive all employee benefits he is currently receiving, including benefits under APBI's or ENVIRON's, as the case may be, health, life, automobile, accident and disability insurance plans or programs with contributions by APBI to be maintained at their current level. A schedule of such benefits is attached hereto as Exhibit A. Upon the expiration of the Transition Period, the Executive may elect to commence receipt of continuation coverage under COBRA, at his own expense. In no event, however, shall APBI be liable for any eligibility or coverage decisions made by its insurance providers.

                    (b) During the Executive's employment with APBI, he has been a participant in the Applied Bioscience International U.S. Retirement Savings Plan ("APBI Retirement Plan") and the ENVIRON Pension Plan and Supplemental Executive Retirement Plan ("ENVIRON Plans"). During the Transition Period, subject to Section 1(c) hereof, he shall have the right to contribute to the APBI Retirement Plan and to receive the APBI matching contribution to the APBI Retirement Plan and contributions to the ENVIRON Plans. Thereafter, the Executive shall only be entitled to such rights as are defined therein for former employees of APBI and ENVIRON.

                    (c) APBI recognizes that the Executive has incurred or will incur certain costs associated with the transition, including legal fees; accordingly, APBI agrees to reimburse the Executive for his documented legal costs associated with the transition up to a total reimbursement of $20,000. This reimbursement may include costs associated with legal review of the Executive's proposed November 1994 employment agreement.

                    (d) The Executive will not be accorded any office privileges at APBI during the Transition Period.

          4. Transition Assistance. From time to time during the balance of the Transition Period, APBI may request the Executive's assistance in certain transition-related activities. It is understood that the Executive shall not be required to provide such assistance and that any such assistance would be provided simply as a courtesy to APBI.

          5. Non-competition Agreement. The Non-competition Agreement shall remain in full force and effect and is in no manner superseded by this Agreement, except that by agreement of the parties (i) the term of the Non-competition Agreement has been extended until February 11, 1996 (subject to earlier termination by the Executive pursuant to Section 1(c) hereof) and (ii) the business of EnSys, as currently conducted, shall not be considered as competitive with the business of APBI or its affiliates and accordingly, the Executive's employment by EnSys shall not be deemed a violation of Section 2 of the Non-competition Agreement. Notwithstanding the foregoing, in the event that prior to February 11, 1996 EnSys's current business changes either through an internal expansion into new lines of business or by way of merger, consolidation or otherwise, then the restrictions imposed by Section 2 shall continue to apply to the extent that the new business or lines of business are directly or indirectly competitive with the business of APBI or its affiliates.

          6. Stock Options. During the Executive's employment with APBI or ENVIRON, he has been granted certain stock options pursuant to APBI's Stock Incentive Program (1990) (the "Program"). APBI has agreed to grant to the Executive an equal number of non-qualified options (outside of the Program) that are in lieu of and substitution for his existing options. Such options would be on the same terms as the existing options; provided that the vesting and expiration dates would not be contingent on the Executive's continuing employment with APBI, and provided further that such options shall expire on the earlier of (I) the fifth anniversary following the end of the Transition Period,
(ii) the date that the underlying option for which it was substituted would have expired by its terms (i.e. ten years from the initial grant date) or (iii) the day immediately following any period of twenty (20) consecutive trading days in which the last sale price for shares of APBI's common stock (as adjusted for stock splits, dividends and similar events) for each of such trading days equaled or exceeded $20 per share as quoted on the NASDAQ National Market System. Substitute option agreements reflecting such options, in the form attached as Exhibit B, shall be delivered to the Executive within ten days from the date hereof and upon their issuance all options granted to the Executive under the Program shall be restored to the status of unissued options under the Program.

          7.        Waiver and Release.

                    (a) The Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, successors and assigns, covenants not to sue, and fully and forever releases and discharges APBI, its parents, subsidiaries, affiliates, divisions, successors and assigns, together with its past and present trustees, directors, officers, employees, agents, attorneys and representatives, (collectively, the "Releasees") from any and all claims, debts, liens, liabilities, demands, obligations, acts, agreements, causes of action, suits, costs and expenses (including attorneys' fees), damages (whether actual or exemplary) or liabilities of any nature or kind whatsoever in law or equity or otherwise, whether now known or unknown, existing or arising in the future, arising out of or in any way connected with the Executive's Employment Agreement, or his employment or termination of employment, officerships or directorships with APBI or any of its subsidiaries. This release includes but is not limited to claims arising under federal, state or local laws prohibiting employment discrimination, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, claims for wrongful discharge, claims under the Employee Retirement Income Security Act, as amended, or any other claims under federal, state, or local law, common law or any other law in any way relating to the Executive's employment with APBI or any of its subsidiaries or the termination of his employment. Notwithstanding the foregoing, the Executive does not release APBI from claims arising out of any breach of this Agreement.

                    (b) The Releasees hereby covenant not to sue and hereby fully and forever release and discharge the Executive from any and all claims, debts, liens, liabilities, demands, obligations, acts, agreements, causes of action, suits, costs and expenses (including attorneys' fees), damages (whether actual or exemplary) or liabilities of any nature or kind whatsoever in law or equity or otherwise, whether now known or unknown, existing or arising in the future and which arise out of or are in any way connected with the Executive's employment or termination of employment, officerships or directorships with APBI or any of its subsidiaries; provided however, that the Releasees do not release the Executive from any claim existing or arising in the future which may involve the Executive to the extent that such claim is
(i) (A) based upon an allegation that the Executive has obtained or received personal financial benefit or gain on an unauthorized or unlawful basis in connection with his prior employment or service on behalf of APBI or that the Executive has violated his duty of loyalty to APBI and (B) based upon facts or circumstances of which neither APBI nor its senior officers or directors are presently aware, or (ii) asserted by third-party shareholders (including any derivative action, suit or proceeding brought by a shareholder in the name of or by right of APBI).

          8. Indemnification and Insurance. To the extent that the Executive is a party to or threatened to be made a party to any suit, action or proceeding as a result of his actions as an officer, director or employee of APBI, any APBI affiliate or any other entity for which he served at the request of APBI, APBI agrees to indemnify the Executive to the full extent and in the manner allowable under both (a) Delaware corporate law and (b) the APBI certificate of incorporation and by-laws. In addition, APBI agrees to afford the Executive, at a minimum, such rights to advancement of expense as are accorded any other APBI officers or directors. APBI shall use its best efforts, without being required to pay additional premiums, to maintain in effect for not less than three years after the date hereof directors' and officers' liability coverage with respect to the Executives actions while an employee, officer or director of APBI that provides the Executive with the same coverage afforded then current APBI directors and officers. APBI shall notify the Executive in the event that such renewal coverage is not obtained.

          9. Return of Company Property. On or prior to the date hereof the Executive has returned to APBI all company property or equipment of any kind and all memoranda, notes, records, reports, manuals, computer files in any media and other documents (and all copies thereof) relating to APBI or its business; provided, that the Executive shall not be obligated to deliver pursuant to this provision any such materials or documents which constitute personal property of the Executive and which do not otherwise embody or reveal confidential matters relating to APBI. APBI agrees that it will return to the Executive any personal property belonging to the Executive currently in APBI's possession. In addition, APBI shall permit the Executive to make copies or retain the originals of the files indexed on Exhibit C hereto, all of which files relate to matters as to which the Executive has previously provided environmental consulting services; provided that any such information shall continue to be considered confidential and proprietary as to APBI and, except as to limited consulting assignments in which the Executive would act as an expert witness or in a similar capacity, shall not be used by the Executive for any other purpose that is competitive with any of APBI's businesses. In the event the Executive is provided with the originals of the foregoing files, he agrees to permit APBI access to such files at APBI's reasonable request, and subsequently to make copies of such files at APBI's discretion.

          10. Entire Agreement. This Agreement represents the entire agreement between the parties and supersedes all other agreements, whether written or oral; except that both Article V of the Employment Agreement and the entire Non-competition Agreement remain in full force and effect, as amended herein.

          11. Amendment and Waiver. The terms of this Agreement may not be modified other than in writing signed by the parties. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          12. Notices. All notices, consents or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered, sent postage prepaid by registered or certified mail, return receipt requested, such receipt showing delivery to have been made, or sent overnight by prepaid receipt or courier addressed as follows:

          If to the Executive:            Mr.  Grover C. Wrenn
                                          8920 Potomac Forest Drive
                                          Great Falls, Virginia  22066

          If to APBI:                     Applied Bioscience International, Inc.
                                          4350 North Fairfax Drive
                                          Arlington, Virginia  22203
                                          Attn:     Dr. Kenneth H. Harper
                                                     Chief Executive Officer


          With a copy to:                 Shaw, Pittman, Potts & Trowbridge
                                          2300 N Street, N.W.
                                          Washington, DC  20037
                                          Attn:     Craig Chason
or to such other addresses as may hereafter be furnished in writing by the respective parties if given in the manner required above.

          13. Bind and Inure. This Agreement shall be binding upon and inure to the benefit of the Executive and APBI and their respective heirs, legal representatives, and in the case of APBI, its successors and assigns.

          14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Virginia applicable to agreements made and entirely to be performed therein without regard to any otherwise applicable principle of conflicts of laws.

          IN WITNESS WHEREOF, the parties have executed this Agreement this 25th day of August, 1995.


                                         /s/Grover C. Wrenn

                                            Grover C. Wrenn


                                        APPLIED BIOSCIENCE INTERNATIONAL INC.

                                        By:       /s/Dr. Kenneth H. Harper

                                                     Dr. Kenneth H. Harper



Attachments

                                                        EXHIBIT A


                              BENEFITS SCHEDULE


 .          Life insurance equal to two times salary up to $500,000.

 .          Health insurance which covers medical, dental, eye care and certain wellness expenses.

 .          Disability insurance which pays out 60% of salary up to $10,000 per month after 180 days of continuous absence.

 .          Participation in optional supplemental life and disability programs
          (consistent with participation on Separation Date).

 .          Participation in optional flex medical and dependent care spending accounts (consistent with participation on Separation Date).

 .          401(k) Plan which matches $.50 for each dollar deferred up to the first 6% of salary.

 .          Participation in the ENVIRON pension plan which contributes 3.75% of salary up to the Social Security wage base and an additional 3.75% on everything over the wage base up to the $150,000 federal limit.

 .          Participation in the ENVIRON SERP which continues the pension benefit on salary earned in excess of the $150,000 limit.

 .          Participation in the ENVIRON medical wrap around plan, which reimburses up to $4,000 per year for medical expenses not covered by insurance.

 .          Continued payment by APBI of premiums on CML Life Insurance Policies
           70987280 and 4905189 and Disability Income Policies 4530942 and 8006645, with transfer of Policy 70987280 to Mr. Wrenn upon his payment of net cash value at end of the Transition Period.

                                                                       EXHIBIT B


                     FORM OF NON-STATUTORY STOCK OPTION AGREEMENT


          THIS NON-STATUTORY STOCK OPTION AGREEMENT ("Agreement") entered into as of this ____ day of August, 1995 by and between APPLIED BIOSCIENCE INTERNATIONAL INC., a Delaware corporation (the "Company" or "APBI"), and GROVER
C. WRENN (the "Executive").

                                  WITNESSETH:

          WHEREAS, the Executive has been employed as a senior executive officer of the Company and/or its ENVIRON division, and as such has been granted the following stock options under the APBI Stock Incentive Program (1990):


                     Option                         Option                       Option
                   Grant Date                   Share Amounts                Exercise Price
                    07/08/91                          20,000                   $  15.8750
                    12/10/91                           8,224                   $  13.3125
                    12/10/91                          17,204                   $  13.3125
                    06/25/93                          12,976                   $   5.6250
                    06/25/93                          39,024                   $   5.6250
                    09/13/94                          50,000                   $   5.8750

The foregoing are referred to as the "Original Options."

          WHEREAS, the Company and the Executive have agreed that the Executive's services are no longer required on behalf of the Company or ENVIRON and are entering into a Separation Agreement of even date herewith (the "Separation Agreement");

          WHEREAS, under the terms of the Separation Agreement, the Company and the Executive have agreed that in lieu of each of the Original Options, the Executive will receive a replacement option that is granted outside of the APBI Stock Incentive Program (1990) ("Stock Incentive Program);

          WHEREAS, this Agreement is intended to reflect the replacement option granted to the Executive in lieu of, and in full substitution for, the Original Option granted to the Executive on _________, 199__;

          NOW, THEREFORE, intending to be legally bound hereby, the Company and the Executive do hereby covenant and agree as follows:

          1. Grant. The Company does hereby grant to the Executive the right and option to purchase, under the terms and conditions hereinafter set forth, in whole or in part, _____ shares of Common Stock of the Company, par value $.01 per share ("Stock"), which right and option shall be in replacement of and substitution for, the [incentive] [non-qualified] stock option originally granted to the Executive on ________ (such replacement option being referred to as the "Replacement Option"). The Replacement Option shall not constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986. The price at which each share may be purchased shall be _____, which price is the fair market value of such stock on the date of grant of the Original Option (the "Option Price").

          2.        Terms.

                    (a) The Replacement Option herein granted shall expire at 12:00 midnight on the earlier of (i) [this will be February 11, 2001, or ten
(10) years from the date of Original Option whichever is earlier] or (ii) the day immediately following any period of twenty (20) consecutive trading days in which the last sale for shares of APBI's common stock (as adjusted for stock splits, dividends and similar events) for each of such trading days equaled or exceeded $20 per share as quoted on the NASDAQ National Market System.

                    (b) Of the option grant award of ________ shares of Stock, ________ shall be immediately subject to purchase through the exercise of this Replacement Option and the balance of ________, may be purchased in cumulative annual installments of portions of the shares of Stock covered by this option as follows:

             Date                       Number of Shares

          _______________               ______________
          _______________               ______________
          _______________               ______________
          _______________               ______________

          3. Exercise. Employee may exercise the option granted hereunder by giving written notice to the Company's chief financial officer at the principal office of the Company at 4350 North Fairfax Drive, Arlington, Virginia 22203. Such notice shall state the number of full shares (no fractional shares may be purchased) to which the election applies. Such notice shall be accompanied by payment in an amount sufficient to purchase the number of shares set forth in the notice at the per share price established by
Section 1 hereof. Payment shall be made in cash or shares of the Company's Common Stock having a fair market value equal to the purchase price (as determined by the APBI Compensation and Stock Plans Committee or the "APBI Compensation Committee"), or a combination of cash and such shares.

          4. Death. In the event of death of the Executive, the option shall be exercisable by the person or persons who acquire the option by bequest or inheritance or by reason of the death of the Executive, or by the executor or administrator of the estate of the deceased Executive at any time before the expiration date of the option but only to the extent the option is otherwise exercisable at the date of the Executive's death.

          5. Registration Rights. APBI shall, if requested by Executive, as soon as reasonably practicable file a registration statement on a form of general use under the Securities Act of 1933, as amended (the "Securities Act"), to permit the sale or other disposition of the shares of Stock that have been or that may be acquired upon exercise of this Replacement Option in accordance with the intended method of sale or other disposition requested by Executive. Executive shall provide all information reasonably requested by APBI for inclusion in any registration statement to be filed hereunder. APBI will use its best efforts to cause such registration statement to remain effective for such period as Executive reasonably deems necessary to effect such sales or other dispositions but not to exceed ninety (90) days and not after the status of the shares of Stock subject to the Option as "restricted securities" within the meaning of Rule 144 under the Securities Act or any successor thereto terminates. Such registration shall be effected at APBI's expense except for underwriting commissions and the fees and disbursements of Executive's counsel attributable to the registration of such Stock. The filing of the registration statement contemplated by this paragraph may be delayed for such period of time as may reasonably be required by APBI to facilitate any public distribution of Stock by APBI or if APBI decides in its good faith judgment that such registration would be detrimental to the interests of APBI and its stockholders. In connection with such registration statement, APBI and Executive shall enter into an agreement under which each will indemnify the other with respect to information provided by such party for use in the registration statement, such indemnities and the procedures therefor to be in a form customarily included in registration rights agreements. APBI further agrees to use its best efforts to register or qualify the Stock covered by such registration statement under such other securities or blue sky laws of such jurisdictions as Executive shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable Executive to consummate the disposition of such securities in such jurisdictions, except that APBI shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this sentence be obligated to be so qualified or to consent to general service of process in any such jurisdiction. The registration right contained in this paragraph, together with the registration rights contained in the Executive's other Replacement Options may only be exercised three times collectively by the Executive so that in effect the Executive has a total of three registration rights with respect to all of the Stock issued or to be issued pursuant to all of the Replacement Options.

          6. Adjustment of Number of Shares. In the event that (i) a dividend is declared on the Company's Common Stock payable in shares of Common Stock, (ii) the outstanding shares of Common Stock are to be changed into or exchanged for a different number or kind of shares of stock or securities of the Company or of another corporation or (iii) there is any other change in the Company's capitalization or otherwise which causes the Company to adjust the number or kind of shares of Common Stock subject to option awards under the Company's Stock Incentive Program, the equivalent Adjustment shall be made to the shares which are the subject of this Replacement Option and the option price therefor.

          7. Effect of Reorganization. If, in the event of a reorganization as defined below, provision has not been made by the surviving corporation for substitution of new options for this

Replacement Option which is satisfactory to the Executive, such Executive will have distributed to him or her within thirty (30) days after the reorganization in full satisfaction the following:

                              (i)       With respect to this Replacement Option,
if unexpired, cash representing the excess, if any, of the highest market price for the Company's Common Stock on the date, or the earliest prior date on which a price has been established for trading purposes, preceding the reorganization over the Option Price, without regard to the exercise dates provided in this Replacement Option or, at the election of the surviving or acquiring corporation, stock in the surviving or acquiring corporation or parent thereof equal in value to the above as of the date of the reorganization, provided that stock in such survivor or agent company is traded on a national securities exchange or quoted by the Automated Quotation System of the National Association of Securities Dealers, Inc.

                              (ii)      Reorganization for purposes of this
Section 7(a) means a merger, consolidation, sale of all or substantially all of the Company's assets, or other corporate reorganization in which the Company is not the surviving corporation (other than any such transaction the effect of which is merely to change the jurisdiction of incorporation of the Company), or any merger in which the Company is the surviving corporation but the holders of its shares receive cash or securities of another corporation, or a dissolution or liquidation of the Company.

          8. No Implied Rights. Nothing contained in this Agreement, nor the granting of any options hereunder, shall be construed as giving the Executive or any other person any legal or equitable rights against the Company or any subsidiary corporation or any director, officer, employee or agent thereof, except for those rights as are herein provided. Under no circumstances shall this Agreement, be construed as a contract of continuing employment of the Executive, nor shall this option grant in any manner obligate the Company or any subsidiary or affiliate of the Company to continue the employment of the Executive.

          9. No Assignment. Except as contemplated by Section 4 hereof, this option and the rights and privileges conferred hereby may not be transferred, assigned, pledged, hypothecated or encumbered, and shall not be subject to execution, attachment, garnishment or other similar legal processes. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise encumber or dispose of this option, this option and the rights and privileges conferred hereunder shall immediately become null and void. This option may be exercised during the lifetime of the Executive only by the Executive; provided, however, that if the Executive is declared legally incompetent, the Executive's duly appointed legal representative may exercise the option hereunder in the manner and to the extent that the Executive is entitled to exercise the option hereunder.

          10. Governing Law. This Agreement and the rights hereunder shall be governed by and construed under the laws of the State of Delaware.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                  APPLIED BIOSCIENCE INTERNATIONAL INC.

                                  By:   Dr. Kenneth H. Harper
                                     ---------------------------------
                                         President and Cheif Executive
                                           Officer



                                  EXECUTIVE

                                    /s/ Grover C. Wrenn
                                   ----------------------------------
                                        Grover C. Wrenn

                                                                       EXHIBIT C


                                CERTAIN APBI FILES


BOX 1 OF 4


1.        McColl Declaration and Comments to EPA
2.        Performance of Environmental Assessments During Real Estate
          Transactions
3.        Occupational Exposure to Asbestos, Trimalite, and Anthophyllite and
          Actinolite: Statement by G. Wrenn
4.        OSHA and Risk Assessment (from Vermont Law School 1990)
5.        Overview of Hazard Communications Standard: Cosmetic Industry - Wrenn
6.        The OSHA Hazard Communications Standard: Identification and Evaluation
          - Grover Wrenn
7.        OSHA Hearing Statement for Armstrong Industries (February 1991)
8.        Potential Risks Posed by Asbestos Substitutes
9.        The Problem of Causation in Toxic Court Litigation
10.       Risk Assessment and the Determination of Significance Risks
11.       Risk Assessment and Environmental Impairment Liability Insurance II 81
12. The Role of Environmental Consultants in Criminal Environmental Enforcement Matters
13.       St. Vrain Valley School v. W.R. Grace
14.       SARA: Solution to Superfund Problems or More of the Same?
          (Robert Harris/Grover Wrenn)
15.       Significance of Risk in OSHA Standard Setting Process
16.       Significant Risk Decisions and Federal Regulatory Agencies
17.       Standard Setting: Scientific Policy Issues
18.       Support for a Mass Environmental Tort Case
19.       Testimony - Sterling V. Velsicol
20.       Trends in Risk Assessment at Hazardous Waste Cites
21.       Tyson's Cite Rod Revised
22.       The Use of Risk Assessment in Insurance, Real Estate and Merger
          Decisions
23.       The Use of Risk Assessment in Superfund Process
24. Worker Safety and Health Issues Associated with Superfund Response Actions (Wrenn)
25.       Technical Issues Affecting Claims and Litigation

BOX 2 OF 4


1.        OSHA: Cancer Policy
2.        OSHA: Noise Standard
3.        OSHA: Hazard Communication
4.        OSHA: Hazard Communication Regulations
5.        OSHA Reform Panel
6.        Clean Air
7.        Criminal Enforcement/Liability
8.        PCB's
9.        Regulatory Policy
10. Browning Ferris Industries Inc. v. Evanston Insurance Company et al. in the 113th District Court of Harris County Texas
11.       The Mayor and City Council of Baltimore v. Keene Corporation et al.
12.       Withdrawing from Representation
13.       NISA Litigation

BOX 3 OF 4 (NO FILES; BOOKS WITH THE FOLLOWING TITLES)


1.        Environmental Auditing
2.        Defending the Corporation and Criminal Prosecutions
3.        Practical Guide to Environmental Management
4.        Risk Assessment in the Federal Government
5.        Risk Communication Assessment and Management of Chemical Risk
6.        Asbestos Abatement
7.        California Hazardous Waste Enforcement
8.        Superfund Strategy
9.        Ground Water - Saving the Unseen Resource
10.       The McGraw-Hill Environmental Auditing Handbook
11. Proceedings of the Interdepartmental Worker's Compensation Task Force Conference on Occupational Diseases and Worker's Compensation 1976
12.       Legislative History of the Occupational Safety and Health Act of 1970
13.       Controlled Clinical Trials in Neurological Disease
14.       Hazard Communication Handbook
15.       Elements of Toxicology and Risk Assessment
16.       PRP Organization Handbook
17.       Superfund Negotiation Handbook
18.       Code of Criminal Justice - State of New Jersey
19.       Readings in Risk
20.       The Green Entrepreneur
21.       Chemicals, the Press and the Public
22.       Risk Assessment and Risk Control
23.       The Dose Makes the Poison

BOX 4 OF 4


1. Analysis of Potential Hazards Posed by No. 2 Fuel Oil Contained in Underground Storage Tanks
2.        An Overview of the Hazard Communications Standard: Compliance - Grover
          Wrenn
3.        Response to EPA Asbestos Ban
4.        Asbestos Ban and Phase-Out Proposal - Testimony by Grover Wrenn
5.        Asbestos Ban - Decision of Fifth Circuit Court
6.        Asbestos School Litigation Deposition - Wrenn (12/90)
7.        Assessment of Environmental Liability
8.        Baltimore County Board of Education Deposition
9. Comments Responding to EPA's Interim Guidelines and Non-Binding Allocation of Responsibility
10.       Criminal Law and Environmental Liability of Corporate Officials: Wrenn
11.       Deposition Conserve Chemical Company
12. Department of Justice's Prosecution of Environmental Crimes: Impact on Compliance - Wrenn
13.       Do Superfund Cites Pose Significant Risks?
14.       Effective Use of Experts in Criminal Environmental Litigation - Wrenn
          '87
15.       EIL Risk Assessment Survey
16. Environmental Due Diligence and Liability Identification: Risk Assessment Method
17.       Elements of Chemical Exposure Assessment
18.       Elements of Toxicology
19.       Environmental Due Diligence Procedures for Lenders
20.       Environmental Impairment Liability Insurance Risk Assessment Surveys
21.       EPA Guidelines for Cost Allocation at Multi-party Superfund Cites
22. Evaluation of Exposure to Airborne Fibers During Removal of Resilient Floor Tiles
23. Evaluation of Exposure to Airborne Fibers During Maintenance of Asbestos for Tiles
24.       Hardage Judgment and Order
25.       Highline School District Deposition - G. Wrenn
26.       History of Federal Asbestos Regulations and Related Activities
27.       Important Nutrients in Prosecution of Environmental Crimes: Wrenn
28.       Making Superfund Work (Harris and Wrenn)